Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2011 (this “Amendment”), is entered into between NARA BANCORP, INC., a Delaware corporation (“Nara”), and CENTER FINANCIAL CORPORATION, a California corporation (“Center Financial”). Nara and Center Financial are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have heretofore entered into that certain Agreement and Plan of Merger, dated as of December 9, 2010, as amended pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of April 13, 2011 (as amended, the “Merger Agreement”), providing, among other things, for the merger of Center Financial with and into Nara and the merger of Nara Bank with and into Center Bank concurrently therewith or as soon as reasonably practicable thereafter; and

WHEREAS, pursuant to Section 7.3 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment for the purpose of amending the termination date provisions set forth in Section 7.1(c) of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, subject to the conditions set forth in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Section 7.1(c). Section 7.1(c) is amended and restated to read in its entirety as follows:

“(c) by either Nara or Center Financial, upon written notice to the other Party, if the Merger shall not have been consummated on or before November 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;”

2. Representations and Warranties. Each Party represents and warrants to the other as follows: (a) such Party has all requisite corporate power and authority to enter into this Amendment; (b) the execution and delivery of this Amendment has been duly authorized by all necessary corporate action on the part of such Party; and (c) this Amendment has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

3. Reference to and Effect on the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Parties in all respects. This Amendment and the matters set forth herein shall be governed by the terms and conditions of the Merger Agreement, as amended hereby, which are incorporated by reference into this Amendment. This Amendment shall be construed as one with the Merger Agreement, and the Merger Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Merger Agreement, the terms and provisions of this Amendment shall govern.

4. Counterparts. This Amendment may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

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IN WITNESS WHEREOF, Nara and Center Financial have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANCORP, INC.

By:	/s/ Alvin D. Kang
Name:	Alvin D. Kang
Title:	President and Chief Executive Officer

CENTER FINANCIAL CORPORATION

By:	/s/ Richard S. Cupp
Name:	Richard S. Cupp
Title:	President